Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Announces Final Results of Self-Tender Offer
Company to Purchase 4.65 Million Shares at a Price of $18.50 per Share
BOCA RATON, Fla. — September 26, 2007 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today the final results of its previously announced “Dutch Auction” tender offer, which expired at 5:00 p.m. Eastern Time on September 19, 2007. Based on the final count by National City Bank, the depositary for the tender offer, the company has accepted for purchase 4,653,287 shares at a price of $18.50 per share, for a total cost of approximately $86.1 million, excluding fees and expenses related to the tender offer.
On August 21, 2007, Agilysys announced the commencement of the tender offer to purchase up to 6,000,000 common shares at a price not less than $16.25 nor greater than $18.50 per share. The shares being repurchased represent approximately 78% of the total amount sought in the tender offer, or approximately 15% of the company’s common shares outstanding as of August 15, 2007.
Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will be made promptly by the depositary.
The company is repurchasing the tendered shares using cash on hand. Following the repurchase, Agilysys will have approximately $170 million in cash on hand and $200 million available for borrowings under its credit facility. Management is confident that the combination of existing cash on hand and the current credit facility provides sufficient financial flexibility to fund the company’s growth strategy.
As was previously announced, Agilysys has adopted a share repurchase program for the repurchase of up to 2,000,000 of the company’s shares and has entered into a Rule 10b5-1 Plan to facilitate the repurchase of shares under the repurchase program. In accordance with Securities and Exchange Commission (SEC) rules, the open market repurchase program will not commence until at least 10 business days after the termination of the tender offer. Agilysys anticipates that the 10b5-1 Plan will be in place for up to one year following the expiration of the tender offer.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.
Notwithstanding any statement in this press release to the contrary, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit http://www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis Executive Vice President, Treasurer and Chief Financial Officer Agilysys, Inc. 561-999-8780 martin.ellis@agilysys.com

Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-519-8160 julie.young@agilysys.com

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